Independent Auditors' Consent



The Board of Directors
HSBC Holdings plc:

We consent to the incorporation by reference in the registration statements on Form S-8 of HSBC Holdings plc (No. 333-11664 and No.333-13870) and the registration statement on Form S-8 of HSBC Holdings plc, dated March 18, 2003, relating to the HSBC Holdings plc Overseas Savings-Related Share Option Scheme and HSBC Group Share Option Plan of our report dated March 3, 2003, with respect to the consolidated financial statements of HSBC Holdings plc as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 20-F of HSBC Holdings plc.



/s/ KPMG Audit Plc

London, England
March 18, 2003